Exhibit 10.12

AMENDED AND RESTATED SEVERANCE PAY AGREEMENT
FOR KEY EMPLOYEE

This Amended and Restated Severance Pay Agreement is entered into as of February 21, 2017 (the “Effective Date”) between Asbury Automotive Group, Inc. (“Asbury”) and George A. Villasana (“Executive”).

WHEREAS, Asbury and the Executive are parties to that certain severance pay agreement dated April 16, 2012 (the “Original Agreement”); and

WHEREAS, effective as of the Effective Date, Asbury and Executive mutually desire to amend and restate the Original Agreement as set forth in this Amended and Restated Severance Pay Agreement (the “Agreement”).

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, Asbury and Executive agree to amend and restate the Original Agreement as follows:

1.	Severance Pay Arrangement

If a Termination (as defined in Section 2 below) of Executive’s employment occurs at any time during Executive’s employment, Asbury will pay Executive 12 months of Executive’s base salary as of the date of Termination (hereinafter such pay shall be referred to as “Severance Pay”). The Severance Pay will be subject to required withholding and will be made by Asbury to Executive monthly over the course of 12 months on the regular payroll dates beginning on the first regular payroll date after the effective date of the release referenced in Section B below that Executive executes.

In addition to the payment of Severance Pay, if a Termination (as defined in Section 2 below) of Executive’s employment occurs at any time during Executive’s employment with Asbury, to the extent that Executive participates in a bonus compensation plan at the date of Termination, Asbury shall pay Executive a pro rata portion of that bonus for the year of the Termination equal to the amount of the bonus that Executive would have received if Executive’s employment had not been terminated during such year, multiplied by the percentage of such year that has expired through the date of Termination. Such bonus shall be paid at such time as bonuses are paid under the bonus compensation plan to Asbury’s other employees whose employment was not terminated in such year.

Asbury further agrees that, if Executive, upon a Termination (as defined in Section 2 below) of Executive’s employment occurs at any time during Executive’s employment with Asbury, timely and properly elects COBRA for any medical, dental and vision benefit plans in which Executive was participating immediately prior to the end of Executive’s employment with Asbury, Asbury shall continue to pay its portion of the monthly premium for those COBRA-covered medical, dental and vision benefit plans for a period of 12 months after the last day of Executive’s employment with Asbury. Notwithstanding the above, if Executive obtains other employment (prior to the end of the 12 month COBRA reimbursement period) under which Executive is eligible to be covered by benefits equal to the benefits in his COBRA-elected plans, Asbury’s obligation to reimburse Executive ceases upon Executive’s eligibility for such equal benefits.

Notwithstanding anything herein to the contrary, if Executive is determined to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended the (“Code”) and if one or more of the payments or benefits to be received by Executive pursuant to this Agreement would be considered deferred compensation subject to Section 409A of the Code, then no such payment shall be made or benefit provided until six (6) months following Executive’s date of Termination.

2.	Termination Triggering Severance Pay

A “Termination” triggering the Severance Pay set forth above in Section 1 is defined as a termination of Executive’s employment with Asbury: (1) by Asbury without “cause”, or (2) by Executive because of (x) a material change in the geographic location at which the Executive must perform Executive’s services (which shall in no event include a relocation of Executive’s current principal place of business to a location less than 50 miles away), (y) a material diminution in Executive’s base compensation, or (z) a material diminution in Executive’s authority, duties, or responsibilities. For avoidance of doubt, a “Termination” shall not include a termination of Executive’s employment by Asbury for “cause” or due to Executive’s, death, disability, retirement or voluntary resignation.

    For the purposes of this Agreement, the definition of “cause” is: (a) Executive’s gross negligence or serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is or may be injurious to Asbury; or (b) Executive’s being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude; or (c) Executive’s breach of Sections 3, 4 or 5 below; or (d) Executive’s willful and continued failure to perform Executive’s duties on behalf of Asbury; or (e) Executive’s material breach of a written policy of Asbury. For purposes of this Agreement, the definition of “disability” is a physical or mental disability or infirmity that prevents the performance by Executive of his duties lasting (or likely to last, based on competent medical evidence presented to Asbury) for a continuous period of six months or longer.

3.	Confidential Information and Nondisclosure Provision

As a condition to the receipt of the Severance Pay and benefits described in Section 1 above, during and after employment with Asbury, Executive shall agree not to disclose to any person (other than to an employee or director of Asbury, or to Asbury’s attorneys, accountants and other advisors or except as may be required by law) and not use to compete with Asbury any confidential or proprietary information, knowledge or data that is not in the public domain that was obtained by Executive while employed by Asbury regarding Asbury or any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of Asbury (collectively, “Confidential Information”). In the event that Executive’s employment with Asbury ends for any reason, Executive will deliver to Asbury on or before the Executive’s last day of employment all documents and data of any nature (whether in tangible or electronic form) pertaining to Executive’s work with Asbury and will not take any documents or data or any reproduction, or any documents containing or pertaining to any Confidential Information. Executive agrees that in the event of a breach by Executive of this provision, Asbury shall be entitled to inform all potential or new employers of such breach and to cease payments and benefits that would otherwise be made pursuant to Section 1 above, as well as to obtain injunctive relief and damages, including reasonable attorneys fees, and which may include recovery of amounts paid to Executive under this Agreement.

4.	Non-Solicitation/Non-Hire of Employees

Executive agrees that, during his employment at Asbury and for a 12-month period after the end of his employment with Asbury for any reason, he will not, directly or indirectly, solicit, recruit or hire any employee of Asbury (or any person who was an employee of Asbury during the 12 month period preceding the last day of Executive’s employment with Asbury) or encourage any such employee to terminate employment with Asbury.

5.	Covenant Not to Compete

Executive agrees that, during his employment at Asbury and for a 12-month period after the end of his employment with Asbury for any reason, he will not (except on behalf of or with the prior written consent of Asbury, which consent may be withheld in Asbury’s sole discretion):

(a)provide services of a leadership, management, executive, operational, or advisory capacity and/or participate in the ownership of or provide financial backing to an automotive dealership that is located within a fifty-mile radius of any address set forth on Exhibit A (the “Area”);

(b)provide senior/corporate level leadership, executive, operational, or advisory services to any corporate competitor of Asbury who owns or operates one or more automotive dealerships within the Area; and

(c)provide services of a leadership, management, executive, operational, or advisory capacity for anyone or any business whose focus is buying, conglomerating, or otherwise acquiring one or more automotive dealerships that are located within the Area.

For purposes of this Section 5, Executive acknowledges and agrees that Asbury conducts business in the Area and that the Area is a reasonable geographic limitation.

Notwithstanding anything to the contrary contained in this Agreement, Asbury hereby agrees that the foregoing covenant shall not be deemed breached as a result of the passive ownership by Executive of: (i) less than an aggregate of 5% of any class of stock of a business that competes with Asbury; or (ii) less than an aggregate of 10% in value of any instrument of indebtedness of a business that competes with Asbury. Asbury further agrees that nothing in this Section 5 prohibits Executive from accepting employment from, and performing services for, businesses engaged in the finance industry, and businesses engaged in the manufacturing and/or sale of automobile parts or the provision of automotive service, provided such businesses do not also engage in the retail of automobiles within the Area. By way of example, nothing in this Section 5 would prohibit Executive from working with such businesses as American General Finance, NAPA Auto Parts, or Goodyear.

Within one day of the end of Executive’s employment with Asbury for any reason, Executive agrees to re-confirm his commitment to the post-employment restrictive covenants in this Agreement. Executive further agrees that, as part of that re-confirmation, the term “Area” and Exhibit A hereto may be amended by Asbury, but only to the extent necessary to list the addresses of Asbury’s headquarters and any automotive dealerships that Asbury owns and/or operates as of the last day of Executive’s employment with Asbury.

6.	Construction/Enforcement of Post-Employment Covenants

Executive agrees that the provisions of Sections 3, 4, and 5 are reasonable and properly required for the adequate protection of the business and the goodwill of Asbury. However, if a judicial determination is made that any of the provisions of Sections 3, 4 or 5 constitutes an unreasonable or otherwise unenforceable restriction against Executive, such provision(s) shall be modified or severed so as to permit enforcement of the provision(s) to the extent reasonable.

7.	Violation of Post-Employment Covenants

Executive agrees that, in the event of a material breach by Executive of any Section of this Agreement, including Sections 3, 4, or 5, Asbury shall be entitled to: (i) inform all potential or new employers of such breach; (ii) cease payments and benefits that would otherwise be made pursuant to Section 1 above (and in lieu of such payments and benefits pay Executive five hundred dollars ($500.00)); (iii) obtain injunctive relief and damages, including reasonable attorney’s fees; and (iv) recover the amounts paid to Executive under this Agreement (other than the above-referenced $500.00) during any period of material breach by Executive. To the extent that Executive is determined through agreement or resolution of any pending claim to not have violated any covenant at issue, he shall receive any and all severance that has not been paid under the Agreement and/or which was recovered from Executive under this Section 7.

GENERAL PROVISIONS

A.	Employment is At Will

Executive and Asbury acknowledge and agree that Executive is an “at will” employee, which means that either Executive or Asbury may terminate the employment relationship at any time, for any reason, with or without cause or notice, and that nothing in this Agreement shall be construed as an express or implied contract of employment.

B.	Execution of Release

Executive agrees that, as a condition to the receipt of the Severance Pay and other compensation and insurance benefits described in Section 1 above, Executive shall execute a release of all claims against Asbury (and its corporate parents, subsidiaries, franchisors, franchisees, management companies, divisions, and affiliates) and the past, present and future officers, directors, agents, officials, employees, insurers and attorneys of Asbury (and its corporate parents, subsidiaries, franchisors, franchisees, management companies, divisions, and affiliates) arising out of Executive’s employment or the end of his employment with Asbury, such release to not be revoked by Executive and to completely waive and release any claim of discrimination, harassment or wrongful discharge under local, state or federal law.

C.	Alternative Dispute Resolution

Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before an arbitrator (who shall be an attorney with at least ten years’ experience in employment law) in the city where Executive was employed with Asbury and in accordance with the rules and procedures of the most recent employment rules of the American Arbitration

Association. Each party may choose to retain legal counsel and shall pay its own attorneys’ fees, regardless of the outcome of the arbitration. Executive may be required to pay a filing fee limited to the equivalent cost of filing in the court of jurisdiction. Asbury will pay the fees and costs of conducting the arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court of jurisdiction.

D.	Non-Disparagement

Executive agrees not to make any disclosures, issue any statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to disparage Asbury, its officers or directors, its business, services, products, technologies and/or personnel. Nothing in this section is intended, nor shall be construed, to: (i) prohibit Executive from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over Asbury’s business; (ii) interfere with, restrain, or prevent Executive’s communications regarding the terms and conditions of employment; or (iii) prevent Executive from otherwise engaging in any legally protected activity.

E.	Other Provisions

(a)This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of Executive and Asbury, including any successor to or assign of Asbury.

(b)Upon the end of Executive’s employment with Asbury for any reason, the provisions of this Agreement shall survive to the extent necessary to give effect to the provisions herein, including Sections 3, 4 and 5.

(c)The headings and captions are provided for reference and convenience only and shall not be considered part of this Agreement.

(d)Executive also covenants to reasonably cooperate with Asbury if Executive is needed as a witness in any litigation or legal matters involving Asbury.

(e)Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by nationally recognized overnight courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after mailing, and (iv) addressed as follows (or to such other address as the party entitled to notice shall later designate in accordance with these terms):

If to Asbury:        Asbury Automotive Group, Inc.
c/o The Office of the General Counsel
2905 Premiere Parkway, Suite 300
Duluth, GA 30097

If to Executive:     To the most recent address of Executive set forth in the                          personnel records of Asbury.

(f)This Agreement supersedes any and all prior agreements between Asbury and Executive relating to payments upon Termination of employment or Severance Pay and may only be modified in a writing signed by Asbury and Executive.

(g)This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

(h)All payments hereunder shall be subject to any required withholding of federal, state, local and foreign taxes pursuant to any applicable law or regulation.

(i)If any provision of this Agreement shall be held invalid or unenforceable, such holding shall not affect any other provisions, and this Agreement shall be construed and enforced as if such provisions had not been included. No provision of this Agreement shall be waived unless the waiver is agreed to in writing and signed by Executive and the Chief Human Resources Officer of Asbury. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(j)The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, in the event that Asbury determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A of the Code and related Department of Treasury guidance, Asbury and Executive shall cooperate in good faith to (x) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for Asbury and/or (y) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

AGREED TO AS OF FEBRUARY 21, 2017

EXECUTIVE:	ASBURY AUTOMOTIVE GROUP, INC.
/s/ George A. Villasana	/s/ Craig T. Monaghan
Name: George A. Villasana	Name: Craig T. Monaghan
Title: SVP, General Counsel & Secretary	Title: CEO and President

Exhibit A
As used in the Severance Pay Agreement, “Area” means a 50-mile radius from any of the following addresses:

Corporate Headquarters 2905 Premiere Parkway NW Duluth, GA 30097	2551 The Nalley Way Atlanta, GA 30360
11505 Alpharetta Highway Roswell, GA 30076	11130 Alpharetta Hwy Roswell, GA 30076
10995 Westside Pkwy. Alpharetta, GA 30009	7969 Mall Pkwy Lithonia, GA 30038
1355 Cobb Parkway South Marietta, GA 30060-6542	1550 Mansell Rd Alpharetta, GA 30009
1606 Church Street Decatur, GA 30033	1310 Buford Hwy. Cumming, GA 30041
7555 Roswell Rd. Atlanta, GA 30350	5400 South U.S. Highway 1 Ft. Pierce, FL 34982-7370
4197 Jonesboro Road Union City, GA 30291	4429 US 1 South Ft. Pierce, FL 33954
7909 Mall Pkwy Lithonia, GA 30038	7245 Blanding Blvd. Jacksonville, FL 32244
2550 The Nalley Way Atlanta, GA 30360	10880 Philips Hwy Jacksonville, FL 32256
2020 Cobb Parkway Marietta, GA 30080	2655 N. Volusia Ave Orange City, FL 32763-2214
7849 Mall Pkwy Lithonia, GA 30038	2677 N. Volusia Ave Orange City, FL 32763-2214
2750 S. Cobb Parkway Smyrna, GA 30080	2308 S. Woodland Blvd. Deland, FL 32720
980 Mansell Road Roswell, GA 30076	9650 Atlantic Blvd. Jacksonville, FL 32225
11003 Atlantic Blvd. Jacksonville, FL 32225

4450 US 1 South Ft. Pierce, FL 34982	256 Swain Street Fayetteville, NC 28303
11051 S. Orange Blossom Trail, Orlando, FL 32837	3908 W. Wendover Avenue Greensboro, NC 27407
2925 US 1 South St Augustine, FL 32086	3902 W. Wendover Avenue Greensboro, NC 27407
10600 Atlantic Blvd. Jacksonville, FL 32225	3710 W. Wendover Avenue Greensboro, NC 27407
10859 Philips Highway Jacksonville, FL 32256	3633 W. Wendover Avenue Greensboro, NC 27407
11340 Philips Hwy Jacksonville, FL 32256	3900 W. Wendover Avenue Greensboro, NC 27407
31200 US Highway 19 North Palm Harbor, FL 34684	3604 W, Wendover Avenue Greensboro, NC 27407
4500 US 1 South Ft. Pierce, FL 34982	8704W. Broad Street Richmond, VA 23294
6060 1-55 North Frontage Road Jackson, MS 39211	8712 W. Broad Street Richmond, VA 23294
201 Octavia St. Brandon, MS 39042	8710 W. Broad Street Richmond, VA 23294
108 Gray-Daniels Blvd. Brandon, MS 39042	12100 Midlothian Turnpike Midlothian, VA 23113
6080 I-55 North Frontage Road Jackson, MS 39211	2712 Laurens Road Greenville, SC 29607
104 Gray-Daniels Blvd Brandon, MS 39042	2660 Laurens Road Greenville, SC 29607
1295 Richmond Avenue Charlottesville, VA 22911	2668 Laurens Road Greenville, SC 29607
1001 Southpoint Auto Park Blvd. Durham, NC 27713	2700 Laurens Road Greenville, SC 29607
436 N. McPherson Church Road Fayetteville, NC 28303

2686 Laurens Road Greenville, SC 29607	4400 W. Hillsborough Avenue Tampa. FL 33614
11654 Olive Blvd. Creve Coeur, MO 63141	4051 West Plano Parkway Plano, TX 75093
755 N. New Ballas Creve Coeur, MO 63141	13553 US Hwy 183 North Austin, TX 78750
777 Decker Lane. Creve Coeur, MO 63141	300 West Loop 820 South Fort Worth, TX 76108
11910 Olive Blvd. Creve Coeur, MO 63141	1601 N. Dallas Parkway (7200 State Highway 121) Frisco, TX 75034
11830 Olive Blvd. Creve Coeur, MO 63141	3700 West Airport Freeway Irving, TX 75062
951 Technology Dr. O'Fallon, Mo 63368	11911 Gulf Freeway Houston, TX 77034
11830 Olive Blvd. Creve Coeur, MO 63141	3333 W. Plano Pkwy Plano , TX 75075
9207 Adamo Drive Tampa, FL 33619	1207 E. Brandon Blvd, Brandon, FL 33511
3810 W. Hillsborough Avenue Tampa. FL 33614	2320 Colonial Blvd. Ft. Myers, FL 33966
9205 Adamo Dr. Tampa, FL 33619	3102 US Highway 19 Holiday, FL 34691
3800 W. Hillsborough Ave. Tampa, FL 33614	6601 W. Hillsborough Ave. Tampa, FL 33634
9210 Adamo Drive Tampa, FL 33619
4600 N. Dale Mabry Hwy. Tampa, FL 33614
4400 N. Dale Mabry Hwy Tampa, FL 33614